Exhibit 10.18

April 16, 2013

Marita Zuraitis

12 Town Farm Road

Sutton, MA 01590

Dear Marita:

We are pleased to offer you employment as President and Chief Executive Officer-Elect effective May 13, 2013. You will receive a base salary at an annualized rate of Six Hundred Fifty Thousand Dollars ($650,000), payable in accordance with our normal payroll practices. Our offer is contingent upon our receipt of an acceptable pre-employment background check and drug screen. The offer is made anticipating that you will succeed Peter Heckman as President and Chief Executive Officer no later than December 31, 2013. I understand you will return via email or fax to me the completed Employment Application (Attachment A) at your earliest convenience.

You are eligible to participate in the Annual Incentive Program (AIP) which is based on meeting specific corporate and divisional measures. Your target AIP opportunity will be 75% of your base salary (and the earned amount could reach as high as 200% of target). In 2014, you will receive a minimum AIP payout equal to your 2013 target opportunity which is Four Hundred Eighty-Seven Thousand Five Hundred Dollars ($487,500), payable at the same time payments are made to executives generally. This payout may be higher if the Company’s performance in 2013 warrants such and will otherwise be subject to the terms and conditions of the AIP applicable generally to executive officers. If you receive a payout for the 2013 year from a short-term based incentive compensation plan from your current employer, the Company may offset your cash compensation accordingly.

You are also eligible to participate in the Long Term Incentive (LTI) Plan. Your target opportunity for the 2013-2015 LTI performance period will be Eight Hundred Thousand Dollars ($800,000) and will be comprised of 30% Stock Options, 20% Service Based Restricted Share Units and 50% Performance Based Restricted Share Units in accordance with the LTI Plan. You will receive a minimum credit value equal to the target opportunity for the 2013 portion of the 2013-2015 LTI performance period. This value may be higher in accord with the terms and conditions of the LTI Plan. In all other respects the terms and conditions of the 2013-2015 LTI Plan applicable generally to executive officers shall apply. If you receive a payout for the 2013 time period from a long-term based incentive compensation plan from your current employer, the Company may offset your cash compensation accordingly.

A review of your compensation components will be conducted annually by the Board of Directors.

In recognition of forfeited non-vested equity in your current position, you will be granted an award of 126,000 Restricted Stock Units to vest one-third on each of February 15, 2014; February 15, 2015, and February 15, 2016 provided you are still an active employee with Horace Mann on each of those dates, and otherwise subject to the standard terms and conditions generally applicable to equity awards granted to our executive officers.

You are eligible to participate in the employee benefits program including, but not limited to, the Horace Mann Money Purchase Pension Plan (defined contribution plan); the 401(k) plan; medical, dental and vision insurance (Attachment B); and paid vacation, personal days and holidays, subject, in each case, to the terms and conditions of the Company benefit plans. As an executive, you are also eligible for membership in a dining club, underground parking, and reimbursement up to One Thousand Dollars ($1,000) annually for a combination of an airline club membership(s) and the annual fees associated with an American Express Platinum credit card.

The Company will pay for reasonable and customary temporary housing up to nine (9) months in Springfield, IL and you will be reimbursed for eligible closing costs (as defined in Attachment C) for purchasing a home in the Springfield area by May 12, 2014.

Additionally, the Company will pay you a gross amount of One Hundred Sixty Thousand Dollars ($160,000) on the next available payroll cycle following May 13, 2013 to assist you in your relocation.

You will be a designated participant under the Horace Mann Service Corporation Executive Severance Plan, as amended (Severance Plan, Attachment D) and will be placed in Tier I. Pursuant to the terms and conditions of the Severance Plan, you would be eligible for two (2) times the sum of your Base Salary and your Target Annual Incentive award (75%) in certain circumstances and subject to the terms and conditions of the Severance Plan. In addition, you would be eligible to purchase COBRA benefits for up to eighteen (18) months and the Company would reimburse you for the premium amount paid by the Company for active employees as provided for in the Severance Plan.

Also, you will be a designated participant under the Horace Mann Service Corporation Executive Change in Control Plan (Change in Control Plan, Attachment E) and will be placed in Tier I. Pursuant to the terms and conditions of the Change in Control Plan, you would be eligible for two and one half (2.5) times the sum of your Base Salary and your Target Annual Incentive award (75%) in certain circumstances and subject to the terms and conditions of the Change in Control Plan. In addition, you would be eligible to purchase COBRA benefits for up to eighteen (18) months and the Company would reimburse you for the premium amount paid by the Company for active employees as provided for in the Change in Control Plan.

The Company is an at-will employer. This Offer Letter is not intended to constitute an employment agreement or a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations issued (“Section 409A”). Notwithstanding the foregoing, if this Offer Letter or any benefit paid to you hereunder is subject to Section 409A and as a “Specified Executive” (as defined under Section 409A) payment of benefits, if any, scheduled to be paid by the Company to you during the first six (6) month period beginning on the date of a termination of employment shall, to the extent required by Section 409A, be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly). In no event shall the Company be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to you.

Federal law requires that you provide us with documentation that establishes your employment eligibility within the United States. Upon receipt of this Offer Letter, complete an electronic verification at www.newi9.com (Attachment F). Remember to use your legal name as listed on your Social Security card. On your first day, you will need to bring original documentation with you as indicated on the attached list of approved documents. Failure to comply with this regulation could cause us to reconsider our offer of employment to you in accordance with federal law.

We look forward to your joining Horace Mann.

Sincerely,

/s/ Paul D. Andrews

Paul D. Andrews

Senior Vice President

Human Resources & Administrative Services

Attachments:

A – Employment Application

B – 2013 Benefits Grid

C – Relocation Closing Cost Guidelines

D - Executive Severance Plan

E – Executive Change in Control Plan

F – I-9 Express Employee Instructions

To confirm your acceptance of this offer, please sign this letter and return it to me.

/s/ Marita Zuraitis	4/19/13
(Signature)	(Date)

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